Exhibit (a)(1)(J)
Share Option Exchange Program June 2010

1 What is the Share Option Exchange Program ("Offer")? A voluntary opportunity for eligible employees to exchange certain "underwater" share options for new restricted share units ("RSUs") or, for eligible employees subject to tax in Canada, cash payment. The Exchange Program is also referred to as the "Offer." Offer started: June 10, 2010 Offer ends: 6 a.m., U.S. Mountain Time, July 9, 2010 (expected) Option cancellation/Award grant date: July 9, 2010 (expected)

2 Why is ProLogis making the Offer? Our employees are our most important asset and are integral and vital to our long- term success Long-term equity awards are an important component of our compensation structure and an important incentive and retention tool over the longer term Decline in share price since latter part of 2008 has resulted in significant number of outstanding options having an exercise price that is above our current share price. Outstanding "underwater" options have become considerably less effective in meeting their original goal (motivating and retaining employees). Offer will provide renewed incentives to employees

3 Who is eligible to participate in the Offer? You are eligible to participate in the Offer if: You are an active employee of ProLogis at the start of the Offer (i.e., June 10, 2010); AND You remain an active employee of ProLogis through the end of the Offer (expected to be July 9, 2010) However, the following individuals are not eligible to participate: Trustees of ProLogis Named executive officers of ProLogis

4 Which share options are eligible? Options that may be exchanged in the Offer (referred to as "eligible options") are vested or unvested options to purchase ProLogis common shares that: Were granted under the ProLogis 2006 Long-Term Incentive Plan, as amended, or ProLogis 1997 Long-Term Incentive Plan, as amended; Have a per share exercise price greater than $15.04 (this is the 52-week high trading price of our shares at the start of the Offer); AND Remain outstanding and unexercised as of the end of the Offer (currently scheduled to occur on July 9, 2010)

5 How do I make my Election? The ProLogis Offer Website can be accessed by going to: https://prologis.equitybenefits.com. The website allows all eligible employees to: Review eligible options Review and access all documents associated with the Offer in one place Utilize a "Breakeven Calculator" on a grant-by-grant basis Make elections online (other than for employees in either France and Poland) Print an Election Confirmation Information on how to access the ProLogis Offer Website is provided in the memo from Walt Rakowich, via Stock Plan Administration, dated June 10, 2010 and can be found in Question and Answer 8 of the Frequently Asked Questions on The Hub or by contacting Stock Plan Administration at (303) 567-5277, (915) 298-6650 or stockplan@prologis.com

6 How do I make my Election? (continued) Elections can also be sent via facsimile to Kristi Oberson, Stock Plan Administration, via facsimile to (303) 567-5761 Must complete, date and sign the Election Form if submitting your elections via facsimile. The Election Form: Was provided to you as an attachment to the email from Walt Rakowich, via Stock Plan Administration, on June 10, 2010, announcing the Offer; and Is available to print from the offer website at https://prologis.equitybenefits.com and from The Hub Eligible employees located in either France or Poland who wish to participate in the Offer may submit elections only via facsimile although they can view their eligible option grants on the ProLogis Offer Website Local laws prevent eligible employees in either France or Poland from submitting their elections via the offer website Eligible employees located in the Netherlands additionally may need to agree to and sign a tax ruling obtained from the Netherlands tax authorities (confirming the tax neutral aspect of the exchange) in order to properly complete their election to participate in the Offer

7 What will I receive in exchange for my eligible options? Generally, eligible options that are cancelled in the Offer will be exchanged for RSUs on a grant-by-grant basis using an exchange ratio The exchange ratio will be determined on the last trading day immediately prior to the offer end date Exchange ratio is currently expected to be determined on July 8, 2010 If the offer end date is extended, then the determination date of the exchange ratios also will be delayed Different exchange ratios will apply depending on the per share exercise price of each eligible option grant that is exchanged pursuant to the offer

8 How are the exchange ratios determined? Eligible options will be tendered on a grant-by-grant basis Eligible option grants are grouped into tiers and an exchange ratio will be assigned to each tier Final exchange ratios for RSUs will be determined as follows: The closing sales price of our common shares on the New York Stock Exchange as of the last trading day immediately prior to the end date (currently expected to be July 8, 2010), divided by The lowest fair value of an eligible option in the applicable tier (this is the tier that contains the per share exercise price of your eligible option) The fair values of the eligible options are determined based on the Black-Scholes option pricing model, calculated as of the last trading day of our common shares on the New York Stock Exchange immediately prior to the offer end date (currently, that date is expected to be July 8, 2010)

9 Exchange Ratios-Preliminary ratios The applicable tiers and their respective preliminary exchange ratios, based on an assumed price of our common shares of $10.08, the closing sales price on the New York Stock Exchange on June 8, 2010 are as follows: Per Share Exercise Price of Eligible Options Preliminary Exchange Ratio (the number of options exchanged for one RSU) $21.75 (granted in December 2000) 781.7 $24.25 (granted in September 2000) 15,732.2 $20.68 7.0 $22.02 3.7 $24.76 2.4 $29.41 to $31.27 2.8 $34.08 to $34.93 3.0 $40.87 to $43.57 3.5 $45.46 3.6 $54.51 4.0 $59.92 4.3 $60.60 4.5 $61.75 3.8 $64.82 4.4

10 Exchange Ratios-Example Example using the preliminary exchange ratios: Assume that you are an eligible employee in the U.S. and: You hold an eligible option grant to purchase 560 shares with an exercise price of $30.00 per share The preliminary exchange ratio applicable to this eligible option grant is 2.8 Assuming the preliminary exchange ratios are final exchange ratios, if you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you would receive 200 RSUs The formula is: 560 options divided by 2.8 and rounded down to the nearest whole RSU = 200 RSUs

11 Exchange Ratios-Illustration of Impact of Share Price Movements The actual final exchange ratios may be different from the preliminary exchange ratios if the price of our common shares on the date the final exchange ratios are determined increases or decreases from the assumed $10.08 share price which could effect the Black-Scholes valuation and the formulas described earlier: Per Share Exercise Price of Eligible Options Potential Exchange Ratio (assuming $6.54 share price) Potential Exchange Ratio (assuming $9.08 share price) Preliminary Exchange Ratio (based on $10.08 share price) Potential Exchange Ratio (assuming $11.08 share price) Potential Exchange Ratio (assuming $15.04 share price) $21.75 (granted in December 2000) N/A N/A 781.7 357.6 45.1 $24.25 (granted in September 2000) N/A N/A 15,732.2 4,747.1 199.8 $20.68 13.7 8.1 7.0 6.2 4.3 $22.02 5.3 4.0 3.7 3.4 2.8 $24.76 2.9 2.5 2.4 2.3 2.1 $29.41 to $31.27 3.4 2.9 2.8 2.7 2.4 $34.08 to $34.93 3.7 3.2 3.0 2.9 2.6 $40.87 to $43.57 4.3 3.7 3.5 3.3 2.9 $45.46 4.5 3.8 3.6 3.4 3.0 $54.51 5.0 4.2 4.0 3.8 3.3 $59.92 5.4 4.5 4.3 4.1 3.5 $60.60 5.7 4.7 4.5 4.3 3.7 $61.75 4.6 4.0 3.8 3.6 3.2 $64.82 5.6 4.7 4.4 4.2 3.6

12 Exchange Ratios-Final Final exchange ratios will be determined following the last trading day immediately prior to the Offer end date Expected to be July 8, 2010, after closing of the NYSE trading day Final exchange ratios will be posted on the ProLogis Offer Website and emailed to you after the last trading day immediately prior to the Offer end date Expected to be July 8, 2010, after closing of the NYSE trading day After receiving the final exchange ratios, if you want to change your election, you still have time to do so but only until the Offer end date, which is expected to be 6:00 a.m., U.S. Mountain Time, on July 9, 2010

13 Options granted in 2000 with $21.75 and $24.25 exercise prices Exchange Ratios Option fair values are based on the Black-Scholes model which is determined by many factors, including exercise price, the current price of our common shares and the remaining term of the option Eligible options with the $21.75 and $24.25 per share exercise prices were granted in the year 2000 and will expire in either September or December of this year The short amount of time remaining before the option's expiration and the difference between the current price of our common shares and the exercise prices results in a very low fair value for these options As a result, the exchange ratio becomes high and the number of RSUs that could be granted in exchange for these options is very low Dividend Equivalent Payments ("DEUs") The eligible options granted in 2000 with the $21.75 and $24.25 per share exercise prices earn DEUs If exchanged in the Offer, any DEUs that accrued through May 2010 (the last dividend payment date prior to the exchange) will be issued to the option holder in the form of common shares and no additional DEUs will be earned thereafter If not exchanged in the Offer, these options will continue to accrue DEUs on a quarterly basis through their respective expiration dates and those DEUs will be issued in the form of common shares after expiration of the option You should carefully consider the future DEUs that can be earned prior to the expiration of your eligible options in making your decision with respect to the Offer.

14 Vesting Schedule of the RSUs None of the RSUs will be vested on the grant date, unless necessary or most practical under certain non-U.S. laws-Netherlands is discussed below All RSUs will vest subject generally to your continued employment with us RSUs exchanged for fully vested eligible options will be scheduled to vest as to: 50% of the RSUs on the first anniversary of the RSU grant date; and 50% of the RSUs on the second anniversary of the RSU grant date RSUs exchanged for entirely unvested eligible options will be scheduled to vest as follows. For each date that the eligible option grant otherwise would have vested in accordance with its vesting schedule: 50% of such proportionate number of RSUs on the first anniversary following such eligible option grant vesting such date; and 50% of such proportionate number of RSUs on the second anniversary following such eligible option grant vesting date

15 Vesting Schedule of the RSUs (continued) Certain vesting acceleration may apply in the event that your employment terminates as a result of your death, disability or retirement and you hold unvested RSUs at the time Additional special rules apply for eligible employees located in the Netherlands. ProLogis is seeking a tax ruling from the Netherlands tax authorities confirming the tax neutral aspect of the exchange: If a favorable ruling is obtained before the Offer end date, the RSUs will vest in the same way as described earlier; employees will need to agree to and sign the tax ruling in order to properly complete their election to participate in the Offer If a favorable ruling is not obtained before the Offer end date, vesting schedules will be adjusted for Netherlands employees to provide immediate vesting of a number of the RSUs on a grant-by-grant basis in an amount necessary for applicable employer tax withholding obligations and the vested RSUs will be withheld to pay applicable tax Withheld RSUs will proportionately reduce the number of RSUs that may vest on each vesting date based on the vesting schedule described earlier Vesting examples are provided in Question and Answer 14 of the Frequently Asked Questions on The Hub.

16 Other Questions Do I have to participate in the Offer? No, you are not required to participate in the Offer. Participation is completely voluntary. If you do not submit an election form prior to the Offer end date, you will not participate in the Offer. Should I participate in the Offer? We are not making any recommendation about whether you should participate. No one from ProLogis is, or will be, authorized to provide you with a recommendation about whether you should participate in the Offer. You should speak to your own legal counsel, accountant or financial advisor for further advice.

17 Offer Documents and Assistance Offer documents that contain the full terms of the Offer include: Email from Walt Rakowich via Stock Plan Administration, dated June 10, 2010, announcing the Offer which included: The Offer to Exchange Certain Outstanding Options for Restricted Share Units or Cash (there are extensive questions and answers in the front part of this document and country-specific materials for non-U.S. participants at the end of the document); and The Election Form, together with its instructions. These same Offer documents are also available on: The ProLogis Offer website at https://prologis.equitybenefits.com, The LTIP page of the ProLogis Intranet website (The Hub), The ProLogis filings on the SEC website at http://www.sec.gov For questions about the Offer or copies of the Offer documents, you can contact: Stock Plan Administration by phone at (303) 567-5277 or (915) 298-6650 or by email at stockplan@prologis.com.